UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 9, 2006

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

In addition to the previously disclosed shareholder derivative action filed in the United States District Court for the District of Delaware, another shareholder derivative action was filed in the Court of Chancery of the State of Delaware naming Sycamore Networks, Inc. (the "Company") as a nominal defendant and naming as defendants the Company's Board of Directors and certain current and former executive officers. The complaint alleges that by engaging in certain transactions, including failing to prevent the back-dating of certain stock options, the Defendants breached their fiduciary duties to the Company and its shareholders by failing to act with due care, loyalty and good faith, wasted corporate assets and mismanaged the Company's assets and business. The complaint alleges that the Defendants further breached their fiduciary duties by failing to rescind or reverse any of the stock option grants at issue. A third shareholder derivative action was filed in the United States District Court for the District of Massachusetts naming the Company as a nominal defendant and naming as defendants the Company's Board of Directors and certain current and former officers. The complaint alleges that by engaging in certain transactions, including unlawful insider trading, the back-dating of certain stock options,and the reporting of false and misleading financial statements, the Defendants breached their fiduciary duties to the Company and its shareholders, wasted corporate assets and violated Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act of 1934. The complaint alleges that the Defendants further breached their fiduciary duties by failing to rescind or reverse any of the stock option grants at issue. Each of the complaints seeks monetary damages and the costs and disbursements of the action, among other things.

The Company’s Board of Directors and management intend to review all the allegations and respond appropriately.

As previously disclosed, the Company's stock option grant practices are currently under investigation by the Securities and Exchange Commission and the United States Attorney's Office for the District of Massachusetts and the Company is fully cooperating with the regulatory authorities. In conjunction with such investigations, the Company is continuing its review of its historical stock option grant practices. There can be no assurances as to the outcome of such review or as to what, if any, further action may be taken with respect to this matter by government agencies and whether such action will have an effect on the Company.

The Company has been notified that a former employee of the Company recently filed a complaint in Massachusetts state court naming the Company as defendant and alleging, among other things, claims relating to wrongful termination of an employment agreement. The complaint also alleges that certain actions and statements of the Company constituted fraud and deception that induced the former employee to enter into a letter agreement and general release in October of 2000 related to his separation from the Company, which provided for, among other things, the continued vesting of previously issued stock option grants. The complaint further alleges that the former employee was induced to not exercise his options as a result of alleged false and misleading statements, alleges wrongful termination and retaliation and alleges claims relating to certain of the Company’s stock option grant practices in 1999-2001. The complaint seeks lost wages, unspecified monetary damages and reinstatement of medical benefits, among other things.

The Company believes that it has meritorious defenses to the complaint, intends to vigorously contest this action and intends to file counterclaims, as appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ Richard J. Gaynor
Richard J. Gaynor
Chief Financial Officer
Vice President, Finance and Administration,
Secretary and Treasurer
(Duly Authorized Officer and Principal
Financial and Accounting Officer)

Dated: July 10, 2006